EXHIBIT 10.5



                                February 1, 1997



Doctors Health System, Inc.
10451 Mill Run Circle, 10th Floor
Owings Mills, Maryland  21117
Attention:  Stewart B. Gold, President

Dear Stewart:

                  My understanding is that Section 4(f)(ii) of the Amended and Restated Stockholders Agreement among Doctors Health System, Inc. ("DHS") and the stockholders of DHS (the "Stockholders Agreement") provides that, in the event of my disability, I may require DHS to purchase my shares of DHS Common Stock in the event that the other stockholders decline to purchase such stock. In addition, it is my understanding that DHS may terminate my Employment Agreement with DHS dated December 9, 1994, as amended from time to time (the "Employment Agreement") in the event of a disability pursuant to Section 4.2 of the Employment Agreement. By signing this letter, I agree to execute amendments to the Stockholders Agreement and Employment Agreement in accordance with the terms of this letter.

                  This letter will confirm my agreement that, effective as of February 1, 1997, in the event I become disabled (and not for any other reason), I waive my right to require DHS to purchase any of my shares of DHS Common Stock of whatever class, including shares issuable upon the exercise of stock options
(i) to the extent such purchase price would exceed the amount payable to DHS pursuant to any disability insurance policy maintained by DHS to fund such purchase right and/or (ii) to the extent any disability is not covered by such disability insurance policy. You have agreed that the DHS will use its commercially reasonable efforts to obtain the maximum amount of disability insurance coverage to fund the stock repurchase right described in the Stockholders Agreement.

Doctors Health System, Inc.
February 1, 1997
Page 2



                  I have agreed to waive these rights in consideration that DHS shall amend the Employment Agreement to provide that if my employment with DHS is terminated due to a disabililty which is not covered by the applicable disability insurance policy, DHS shall in such event provide me with a severance benefit equal to my salary pursuant to the Employment Agreement, from the date of termination of employment due to disability until the first anniversary of expiration of the term of the Employement Agreement.

                  I understand that the arrangements described above shall terminate upon the occurrence of a Change in Control as defined in the Stockholders Agreement.

                                                     Very truly yours,



                                                     Scott Rifkin

Agreed and Accepted as of
this 1st day of February, 1997

DOCTORS HEALTH SYSTEM, INC.



By: ________________________
    Stewart B. Gold, President